SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549

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                          FORM N-8A

      NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
               OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

           NORTHBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

                   (Name of Unit Investment Trust)

                        3100 Sanders Road
                   Northbrook, Illinois 60062

                         1-800/755-5275

               (Address of Principal Office and
                   Telephone Number of Registrant)

                          Michael J. Velotta
              Vice President, Secretary and General Counsel

                   Northbrook Life Insurance Company
                           3100 Sanders Road
                        Northbrook, Illinois 60062

           (Name and Complete Address of Agent for Service)

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

         YES [X]           NO [  ]

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                                  SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the depositor of the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the Township of Northfield and the State of Illinois on the 5th day of March, 1997.

               NORTHBROOK LIFE VARIABLE LIFE SEPARATE ACCOUNT A

                              (Name of Registrant)

                      By: NORTHBROOK LIFE INSURANCE COMPANY

                                  (Name of Depositor)

                             By: /S/ MICHAEL J. VELOTTA
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                                     Michael J. Velotta
                                     Vice President, Secretary
                                       and General Counsel
                                     Northbrook Life Insurance Company

Attest: /S/ BRENDA D. SNEED
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            Brenda D. Sneed
            Assistant Secretary and Assistant General Counsel
            Northbrook Life Insurance Company